EXHIBIT 10.36

GERON CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED BY THE BOARD OF DIRECTORS:  MARCH 10, 2014

Each member of the board of directors (the “Board”) of Geron Corporation (the “Company”) who is not an Employee (as defined in the Geron Corporation 2011 Incentive Award Plan (the “2011 Plan”)) (each, a “Non-Employee Director”) will be eligible to receive cash and equity compensation as set forth in this Geron Corporation Non-Employee Director Compensation Policy (this “Policy”).  The cash and equity compensation described in this Policy will be paid or granted, as applicable, automatically and without further action of the Board to each Non-Employee Director who is eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Policy will become effective on the date it is approved by the Board (as set forth above).  Capitalized terms not explicitly defined in this Policy but defined in the 2011 Plan will have the same definitions as in the 2011 Plan.

1.                                      CASH COMPENSATION.

(a)                                 Annual Retainers.  Each Non-Employee Director will be eligible to receive the following annual retainers for service as (i) a member and/or chairperson of the Board and (ii) a member or chairperson of a committee of the Board (“Committee”) set forth below, as applicable.

Board or Committee	Type of Retainer*	Amount (Per Year)
Board	Chair	$30,000
	Member	$42,500
Audit Committee	Chair	$25,000
	Member (Non-Chair)	$12,500
Compensation Committee	Chair	$15,000
	Member (Non-Chair)	$7,500
Nominating and Corporate Governance Committee	Chair	$10,000
	Member (Non-Chair)	$5,000

*     The chairperson of the Board is eligible to receive a retainer for service as the chairperson and an additional retainer for service as a member of the Board.  The chairperson of each Committee is eligible to receive a retainer for service as the chairperson, but not an additional retainer for service as a member of the Committee.

The annual retainers will be paid in arrears in four equal quarterly installments, earned upon the completion of service in each calendar quarter.  Notwithstanding the foregoing, each person who is elected or appointed to be a Non-Employee Director or who is appointed to serve on one of the Committees set forth above or as the chairperson of the Board or one of the Committees set forth above, in each case other than on the first day of a calendar quarter, will be eligible to receive a pro rata amount of the annual retainers described above with respect to the calendar quarter in which such person becomes a Non-Employee Director, a member of one of the Committees, or the chairperson of the Board or one of the Committees, as applicable, which pro rata amount reflects a reduction for each day during the calendar quarter prior to the date of such election or appointment.

The annual retainers will be paid in the form of cash or, at each Non-Employee Director’s election prior to the end of each calendar quarter, in the form of fully vested shares of Common Stock issued under the 2011 Plan based on the fair market value of the Common Stock (as determined in accordance with the 2011 Plan) on the date the retainer would otherwise have been paid.

(b)                                 Expenses.  Each Non-Employee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred by the Non-Employee Director in connection with his or her attendance at Board and Committee meetings.

To the extent that any taxable reimbursements are provided to a Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during the Non-Employee Director’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of the Non-Employee Director’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

2.                                      EQUITY COMPENSATION.  The options described in this Policy will be granted under the 2011 Plan and will be subject to the terms and conditions of the 2011 Plan and the applicable Award Agreements.

(a)                                 Initial Grants.  Each person who first becomes a Non-Employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, automatically will be granted a nonqualified stock option to purchase 70,000 shares of Common Stock (a “First Director Option”) on the date of his or her initial election or appointment to be a Non-Employee Director.  For the avoidance of doubt, the Executive Chairman of the Board will not be eligible to receive a First Director Option pursuant to this Section 2(a).

(b)                                 Annual Grants.  On the date of each annual meeting of the Company’s stockholders, each person who is then a Non-Employee Director and will be continuing as a Non-Employee Director following the date of such annual meeting (other than any Non-

Employee Director receiving a First Director Option on the date of such annual meeting) automatically will be granted a nonqualified stock option to purchase 35,000 shares of Common Stock (a “Subsequent Director Option”).  For the avoidance of doubt, the Executive Chairman of the Board will not be eligible to receive a Subsequent Director Option pursuant to this Section 2(b).

(c)                                  Terms of Options.

(i)                                    Exercise Price.  The exercise price of each First Director Option and Subsequent Director Option will be equal to 100% of the fair market value of the Common Stock  subject to such option (as determined in accordance with the 2011 Plan) on the date such option is granted.

(ii)                                Vesting.  Each First Director Option and Subsequent Director Option will vest and become exercisable as follows:

(A)                               Each First Director Option will vest and become exercisable in installments cumulatively as to 33 1/3% of the shares of Common Stock subject to such option on each of the first, second and third anniversaries of the date of grant of such option, subject to the Non-Employee Director’s continuous service with the Company or an Affiliate through such dates.

(B)                               Each Subsequent Director Option will vest and become exercisable as to 100% of the shares of Common Stock subject to such option on the earlier of (i) the date of the next annual meeting of the Company’s stockholders or (ii) the first anniversary of the date of grant of such option, subject to the Non-Employee Director’s continuous service with the Company or an Affiliate through such dates.

(C)                               Notwithstanding Sections 2(c)(ii)(A) and 2(c)(ii)(B) above, the vesting of a First Director Option and Subsequent Director Option will be subject to (i) full acceleration in the event of a Change in Control and (ii) partial acceleration in the event of the Non-Employee Director’s Termination of Service by reason of the Non-Employee Director’s total and permanent disability (as defined in Section 22(e)(3) of the Code) or death pursuant to, and in accordance with, each Award Agreement.

3.                                      TERM OF POLICY.  This Policy shall continue in effect until the expiration of the 2011 Plan; provided, however, that it may be revised or rescinded by action of the Board prior to such date.